Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS REPORTS 2016 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

ROCKVILLE, Md. (March 31, 2017) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to innovative therapeutics addressing cancer and other unmet medical needs, today reported financial results for the three and 12 months ended December 31, 2016.

The Company reported a net loss of ($2.7 million), or ($0.05) per share, for the three months ended December 31, 2016. This compares with a net loss of ($1.7 million), or ($0.05) per share for the fourth quarter of 2015. The increase in net loss is due to non-cash stock compensation expense of $0.7 million related to stock option issuances associated with financings completed in the fourth quarter of 2016, as well as increased costs associated with the expansion of our China operations.

The net loss for the year ended December 31, 2016 was ($9.5 million), or ($0.17) per share, compared with a net loss of ($7.2 million) or ($0.22) per share for 2015. The larger net loss for 2016 can be attributed to (i) an increase in non-cash stock compensation expense of $2.1 million related to stock option issuances associated with completed financings and (ii) increased costs associated with our Phase 2 Trial for ENMD-2076 in fibrolamellar carcinoma.

As of December 31, 2016, CASI had cash and cash equivalents of $27.1 million.

Further information regarding the Company, including its Annual Report on Form 10-K for the year ended December 31, 2016, can be found at www.casipharmaceuticals.com.

Ken K. Ren, Ph.D., Chief Executive Officer, commented, “Our financial results for the fourth quarter and year ended December 31, 2016 were as expected. Our import drug registration activities in China for MARQIBO®, EVOMELA®, and ZEVALIN® are ongoing as we continue the process towards approval. We continue the clinical evaluation of our lead proprietary drug candidate, ENMD-2076, and at the same time, further our business development activities to expand our pipeline. We are carefully managing our expenses, and are looking forward to achieving interim milestones and building value for our shareholders.”

About CASI Pharmaceuticals, Inc.

CASI is a U.S. based, late-stage biopharmaceutical company focused on the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a focus on commercialization in China. CASI’s product pipeline features (1) our lead proprietary drug candidate, ENMD-2076, in multiple Phase 2 clinical trials, (2) MARQIBO®, ZEVALIN® and EVOMELA®, all U.S. Food and Drug Administration (FDA) approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights, and currently in various stages in the regulatory process for market approval in China, and (3) proprietary early-stage candidates in preclinical development.  CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the volatility in the market price of our common stock; risks relating to interests of our largest stockholders that differ from our other stockholders; the risk of substantial dilution of existing stockholders in future stock issuances, the difficulty of executing our business strategy in China; our inability to predict when or if our product candidates will be approved for marketing by CFDA authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

MARQIBO®, EVOMELA® and ZEVALIN® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Torrey Hills Capital Jim Macdonald 858.456.7300 jmacdonald@torreyhillscapital.com

(Financial Table Follows)

  CASI Pharmaceuticals, Inc.

SUMMARY OF OPERATING RESULTS

Three Months Ended December 31,

	2016	2015
Total revenues	$-	$-

Research and development	$1,250,199	$1,044,924

General and administrative	$1,418,245	$659,245

Net loss	$(2,673,760)	$(1,702,699)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.05)	$(0.05)

Weighted average number of shares outstanding (basic and diluted)	58,796,629	32,445,811

Twelve Months Ended December 31,

	2016	2015
Total revenues	$-	$47,712

Research and development	$4,645,560	$4,075,572

General and administrative	$4,775,050	$3,118,269

Net loss	$(9,453,488)	$(7,206,423)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.17)	$(0.22)

Weighted average number of shares outstanding (basic and diluted)	55,869,205	32,445,811

Cash and cash equivalents	$27,092,928	$5,131,114

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